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                              NEWS RELEASE
                              FOR MORE INFORMATION
                              CONTACT
                              Mr. James B. Little, Jr.
                              Chairman of the Board and President
                              (256) 543-3860
                              --------------
                              FOR IMMEDIATE RELEASE
                              OCTOBER 16, 1998


                 THE SOUTHERN BANC COMPANY, INC.
               ANNOUNCES STOCK REPURCHASE PROGRAM

    Gadsden, Alabama ... The Southern Banc Company, Inc. (AMEX:SRN), the holding company for First Federal Savings and Loan Association of Gadsden, Announced today that it is commencing a stock repurchase program to acquire up to five percent of its currently outstanding common stock, or approximately 61,515 shares. These stock repurchases are independent from, and are in addition to, stock repurchases on behalf of the company's stock benefit plans, of which the company plans to repurchase 36,366 shares to partially fund the Stock Option and Incentive Plan. This would be one-fourth of the Stock Option and Incentive Plan that was duly approved by the Company's stockholders April 10, 1996. The repurchase program will be dependent upon market conditions, and there is no guarantee as to the exact number of shares to be repurchased by the company.

     James B. Little, Jr., Chairman of the Board and President of the company and the association, stated that the Board of Directors have authorized the repurchase program. Mr. Little explained that management considers the company's common stock to be an attractive investment.

     According to Mr. Little, stock repurchases by the company generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases. It is expected that a reduction in the amount of the company's outstanding stock would have the effect of increasing the company's per share earnings and book value.

     At September 30, 1998, the company had total assets of 106 million and stockholder's equity of 18.9 million, or 17.8% of total assets. The association operates four banking offices in Gadsden, Albertville, Guntersville, and Centre, Alabama.